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                                                       Registration Nos. 2-83538
                                                                        811-3728


                                 EXHIBIT 2(B)

          AMENDMENT TO THE BYLAWS RELATING TO ELECTRONIC PROXY VOTING
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                                Exhibit 99.2(b)

                            NEW ENGLAND ZENITH FUND

              Amendment to the By-Laws (adopted January 27, 1995)

The following Article 11 is hereby added to the By-Laws:


                                  ARTICLE 11

11.1 Proxy Instructions transmitted by telephone or Electronic Means. The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.